Credit Acceptance
25505 West Twelve Mile Road
Southfield, MI 48034-8339
(248) 353-2700
creditacceptance.com

NEWS RELEASE

Date: December 9, 2019

Investor Relations: Douglas W. Busk
Senior Vice President and Treasurer
(248) 353-2700 Ext. 4432
IR@creditacceptance.com

Nasdaq Symbol: CACC

CREDIT ACCEPTANCE CORPORATION ANNOUNCES TENDER OFFER
FOR ANY AND ALL OF ITS $300,000,000 AGGREGATE PRINCIPAL AMOUNT OF
6.125% SENIOR NOTES DUE 2021

Southfield, Michigan – December 9, 2019 – Credit Acceptance Corporation (Nasdaq: CACC) (referred to as the “Company”, “Credit Acceptance”, “we”, “our”, or “us”) announced today that it has commenced a cash tender offer (the “Offer”) for any and all of the $300,000,000 aggregate principal amount of its 6.125% Senior Notes due 2021 with CUSIP number 225310AG6 (the “Notes”).

The Offer will expire at 5:00 P.M., New York City time, on December 13, 2019 unless extended (such date and time, as the same may be extended, the “Expiration Time”). Holders who validly tender (and do not validly withdraw) their Notes at or before the Expiration Time will receive $1,002.80 for each $1,000 principal amount of Notes accepted for purchase. Accrued and unpaid interest up to, but not including, the payment date, which is expected to be December 18, 2019, will be paid in cash on all validly tendered Notes accepted by us for purchase in the Offer. Notes validly tendered may not be withdrawn following the Expiration Time except as may be required by law.

The complete terms and conditions of the Offer are set forth in the Offer to Purchase, including the related Notice of Guaranteed Delivery, dated December 9, 2019 (the “Offer to Purchase”) and in the related Letter of Transmittal, along with any amendments and supplements thereto, which holders are urged to read carefully before making any decision with respect to the Offer. The closing of the Offer will be subject to a number of conditions that are set forth in the Offer to Purchase, including the successful completion by us of a new senior debt offering. We may amend, extend or terminate the Offer.

We have retained Wells Fargo Securities, LLC to act as Dealer Manager in connection with the Offer. Copies of the Offer to Purchase, the related Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from Global Bondholder Services Corporation, the Tender and Information Agent for the Offer, online at http://www.gbsc-usa.com/cac/ or by telephone at (212) 430-3774 (banks and brokers) or (866) 794-2200 (all others). Questions regarding the Offer may be directed to the Tender and Information Agent at this telephone number. Questions regarding the Offer may also be directed to the Dealer Manager at (866) 309-6316 (toll-free) and (704) 410-4756 (collect).

This announcement is not an offer to purchase or a solicitation of an offer to sell any securities. The Offer is being made solely by means of the Offer to Purchase and the related Letter of Transmittal

Cautionary Statement Regarding Forward-Looking Information

Statements in this release that are not historical facts, such as those using terms like “may,” “will,” “should,” “believe,” “expect,” “anticipate,” “assume,” “forecast,” “estimate,” “intend,” “plan,” “target” and those regarding our future results, plans and objectives, are “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements, which include statements concerning the Offer and the new senior debt offering, represent our outlook only as of the date of this release. Actual results could differ materially from these forward-looking statements since the statements are based on our current expectations, which are subject to risks and uncertainties. We do not undertake, and expressly disclaim any obligation, to update or alter our statements whether as a result of new information, future events or otherwise, except as required by applicable law.